SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2017

WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01 Other Events

Wabash National Corporation (the “Company”) announces that its 3.375% Convertible Senior Notes due 2018 (the “Notes”) are convertible during the current calendar quarter ending September 30, 2017.

Holders may surrender all or a portion of their Notes (that is $1,000 principal amount or an integral multiple thereof) for conversion at any time during the current calendar quarter because the Last Reported Sale Price (as defined in the indenture governing the Notes) of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on June 30, 2017 was greater than or equal to 130% of the Conversion Price (as defined in the indenture governing the notes) on each applicable trading day.

The current conversion rate for the Notes is 85.4372 shares of the Company’s common stock per $1,000 in principal amount outstanding of the Notes, which is equal to a Conversion Price of approximately $11.70 per share. The Company currently intends to settle conversions in cash for both the principal portion and the excess of the conversion value over the principal portion.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the base indenture and the first supplemental indenture governing the Notes, which are attached to the Company’s Current Report on Form 8-K filed on April 23, 2012 as Exhibits 4.1 and 4.2, respectively. Holders are directed to the notice regarding the convertibility of the Notes provided to the Trustee and made available through the facilities of DTC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: July 5, 2017	By:	/s/ Jeffery L. Taylor Jeffery L. Taylor Senior Vice President and Chief Financial Officer